------                                                                                                  ----------------------------
FORM 4                                                                                                  OMB APPROVAL
------                                                                                                  ----------------------------
                                                                                                        OMB Number:  3235-0287
                                         U.S. SECURITIES AND EXCHANGE COMMISSION                        Expires:  September 30, 1998
                                                  Washington, DC 20549                                  Estimated Average Burden
                                                                                                        Hours per response:  0.5
                                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     ----------------------------
/ / Check box if no
    longer subject to                 Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4                    Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations                 Public Utility Holding Company Act of 1935
    may continue. See                      or Section 30(f) of the Investment Company
    Instruction 1(b).                                     Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Global Credit Corp. (Overseas) Ltd.     |    The A Consulting Team, Inc. (TACX)        |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                      X               |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |   ----Director      ---10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |                                      |
|                                            |    Person, if an Entity |                    |   ----Officer (give ---Other (Specify|
|                                            |    (Voluntary)          |                    |                title           below)|
|    3 Christchurch Square                   |                         |        4/99        |                below                 |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |                                      |
|                                            |                         |    Date of Original|7. Individual or Joint/Group Filing   |
|    Dublin 8, Ireland                       |                         |    (Month/Year)    |   (Check applicable line)            |
|--------------------------------------------|----------------------------------------------|   ----  Form Filed by One            |
| (City)           (State)           (Zip)   |                                              |     X   Reporting Person             |
|                                            |                                              |   ----- Form Filed by More Than      |
|                                            |                                              |         One Reporting Person         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day      |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |      Year)        |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   |Code    V     |    Amount  | A) or | Price|                    |   (I)       |   ship   |
|                     |                   |              |            | D)    |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |              |            |       |      |                    |             |   4)     |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |     4/20/99       |     P        |  77,500    |  A    |9.0776|                    |    (1)      |   (1)    |
| value $.01 per share|                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |     4/21/99       |     P        |  27,000    |  A    |9.5740|      657,300       |    (1)      |   (1)    |
| value $.01 per share|                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                      (Print or Type Response)

(1) The shares shown are beneficially owned by Global Credit Corp. (Overseas) Ltd. and indirectly through controlled corporations by Charles Ewert, the joint filer. Mr. Ewert disclaims beneficial ownership of these shares.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |  5. Number of  |  6. Date Exer- | 7. Title and Amount | 8. Price    |
|   Security            |     sion or  |   action |   action |    Derivative  |     cisable and|    of Underlying    |     of      |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |     Expiration |    Securities       |    Deriv-   |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|     Date       |   (Instr. 3 and 4)  |    ative    |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                     |    Secur-   |
|                       |              |   Year)  |          |    4, and 5)   |     Year       |                     |    ity      |
|                       |              |          |          |                |----------------|---------------------|   (Instr. 5)|
|                       |              |          |          |                | Date   |Expira-|         |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title  |  Number of|             |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |         |  Shares   |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Charles Ewert             5/5/99
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            -------------------------------    -------
                                                                                         **Signature of Reporting Person(1)  Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                            JOINT FILER INFORMATION


Name:                         Charles Ewert



Address:                      Residence des Princes
                              9B, Bd du Prince Henri
                              L-1724 Luxembourg


Designated Filer:             Global Credit Corp. (Overseas) Ltd.


Issuer & Ticker Symbol:       The A Consulting Team, Inc. (TACX)


Statement for Month/Year:     April 1999


Signature:                    /s/Charles Ewert
                              -------------------------
                              Charles Ewert




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